UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2012

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

Effective as of June 17, 2011, Station Casinos LLC (the “Company” or “Parent”) and its subsidiaries (i) acquired substantially all of the assets of Station Casinos, Inc. and its subsidiaries (collectively “STN”) and Green Valley Ranch Gaming, LLC (“GVR”) in accordance with the Plan (defined below), (ii) entered into a new credit agreement among the Company, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other lender parties thereto, consisting of a term loan facility in the principal amount of $1.575 billion and a revolving credit facility in the amount of $125 million  (the “Propco Credit Agreement”), (iii) entered into a new credit agreement among NP Opco LLC, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other lender parties there to, consisting of approximately $435 million in aggregate principal amount of term loans and a $25 million revolving credit facility, (iv) entered into an amended and restated credit agreement among CV PropCo, LLC, Deutsche Bank AG Cayman Islands Branch and JPMorgan Chase Bank, N.A. as initial lenders, consisting of a term loan facility with a principal amount of $105 million, (v) entered into a new first lien credit agreement among Station GVR Acquisition, LLC, Jefferies Finance LLC and Goldman Sachs Lending Partners LLC, as initial lenders (collectively, the “GVR Lenders”), consisting of a revolving credit facility in the amount of $10 million and a term loan facility in the amount of $215 million, and a new second lien credit agreement with the GVR Lenders with a term loan facility in the amount of $90 million, (vi) entered into management agreements with subsidiaries of Fertitta Entertainment LLC relating to the management of (a) Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino and Red Rock Casino Resort Spa (collectively, the “Guarantor Subsidiaries”), and (b) Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Casino, Fiesta Henderson Casino Hotel, Fiesta Rancho Casino Hotel, interests in certain Native American gaming projects and various parcels of undeveloped land, Green Valley Ranch Resort Spa Casino and Wild Wild West Gambling Hall and Hotel (collectively, the “Non-Guarantor Subsidiaries”), and (vii) issued equity comprised of 100 voting units and 100 non-voting units in accordance with the Plan. These transactions are collectively referred to herein as the “Restructuring Transactions.” The “Plan,” as used herein, collectively refers to (i) the First Amended Joint Plan of Reorganization for Station Casinos, Inc. and its Affiliated Debtors (Dated July 28, 2010), as amended, which was confirmed by order of the U.S. Bankruptcy Court for the District of Nevada, located in Reno, Nevada (the “Bankruptcy Court”) entered on August 27, 2010, (ii) the First Amended Prepackaged Joint Chapter 11 Plan of Reorganization for Subsidiary Debtors, Aliante Debtors and Green Valley Ranch Gaming, LLC (Dated May 20, 2011), which was confirmed with respect to the Subsidiary Debtors and Aliante Debtors by order of the Bankruptcy Court entered on May 25, 2011, and (iii) the First Amended Prepackaged Joint Chapter 11 Plan of Reorganization for Subsidiary Debtors, Aliante Debtors and GVR (Dated May 24, 2011), which was confirmed with respect to GVR by order of the Bankruptcy Court entered on June 8, 2011.

The information in Exhibit 99.1 to this Current Report on Form 8-K is being furnished primarily for the purpose of providing information about the pro forma effects of the consummation of the Plan and the implementation of the Restructuring Transactions on the Company’s unaudited condensed consolidating statements of operations and its adjusted earnings before interest, taxes, depreciation, amortization and management fees (“Adjusted EBITDAM”).

The information contained in this Current Report on Form 8-K, including the exhibits hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific references in such a filing. The furnishing of the information in this report, including the exhibits furnished herewith, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description
99.1

Condensed consolidated pro forma statements of operations, pro forma Adjusted EBITDAM reconciliations and schedule of capital expenditures for the twelve months ended September 30, 2011 and 2010, the nine months ended September 30, 2011 and 2010, and the years ended December 31, 2010, 2009 and 2008, respectively. Analysis of pro forma interest expense for the twelve months ended September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: January 31, 2012	By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief Accounting Officer and Treasurer